Exhibit 5.6

CONSENT OF ERIC CHAPMAN

The undersigned hereby consents to the references to my name and the inclusion or incorporation by reference of written disclosure of the technical reports titled “Fortuna Silver Mines Inc.: San Jose Property, Oaxaca, Mexico”, dated August 20, 2016, and “Fortuna Silver Mines Inc.: Caylloma Property, Caylloma District, Peru”, dated August 31, 2016 (together, the “Technical Reports”), and any extracts from, or summary of, or references to the Technical Reports, and any other scientific and technical information attributed to the undersigned by Fortuna Silver Mines Inc. (the “Company”), in the Registration Statement on Form F-10 being filed by the Company, dated January 23, 2017.

/s/ Eric N. Chapman
Eric N. Chapman P.Geo., C. Geol. (FGS) Date: January 23, 2017